FINANCIAL SERVICES AGREEMENT

This Financial Services Agreement ("Agreement") is entered into on this 17th day of June, 1997 by and between BRIDGEWATER CAPITAL
CORPORATION (hereinafter "BCC") and GOLFGEAR INTERNATIONAL, INC., a Corporation (hereinafter "Client"),

HEREAFTER, the Client and BCC are referred to collectively as "Parties", and singularly as "Party".

WHEREAS, the Parties desire to set forth the terms and conditions under which the said services shall be performed.

NOW, THEREFORE, in consideration of the promises of the mutual covenants herein, the Parties hereto agree as follows:

                     ARTICLE I-SCOPE OF SERVICES

BCC agrees to perform for the Client, beginning immediately on the date this Agreement is signed by all Parties, the financial services described as follows:

(a) BCC will arrange for and help consummate the merger between Client and a publicly traded "shell" corporation.

(b) BCC will assist the Client to analyze, negotiate and advise on equity capital, debt financing, bridge loans etc.

(c) BCC will perform Investment banking activities including, but not limited to, assisting in locating merger candidates, acquisition candidates, divestiture opportunities, spin-off opportunities, strategic alliances or partnerships, any other opportunities to enhance shareholder value, advise company on financial public relations firms, services, techniques, press releases, shareholder letters etc,

(d) BCC will advise Client and perform research on specific investment opportunities which may come to the attention of BCC or Client and provide research on general market conditions. Client agrees that BCC will not advise Client on the appropriateness of an investment, but merely collect, analyze and summarize data.

(e) RCC will also perform other duties from time to time as requested by Client, provided that in no event will BCC perform the services of an investment adviser.

(f) In rendering these services, BCC may develop creative works for Client, Including but not limited to inventions, discoveries, improvements, developments, processes, drawings, computer software or other work which may be protectable by copyright, patent or trade secrecy law. BCC agrees that all such work shall be considered to be work for hire" and that all ownership and rights of copyright, patent, or trade secrecy pertaining to such work shall become the property of the Client. BCC agrees to assign and does hereby assign all its rights in and to the foregoing, whether or not patentable or copyrightable, to the Client. BCC agrees that all information disclosed to ft about the Client's products, processes and services are the sole property of the Client and BCC will not assert any rights to any confidential or proprietary information or material, nor will BCC directly or indirectly, except as required In the conduct of their duties under this Agreement, disseminate or disclose any such confidential information.

(g) Additional special projects, such as annual reports, quarterly reports, video presentations, personal presentations, financial public relations etc. will be performed and billed separately as mutually agreed upon by all Parties.

                  ARTICLE II-PERIOD OF PERFORMANCE

The period of performance under this Agreement shall begin immediately upon a $500,000 (gross) capital infusion into Client and will continue for a primary twelve (12) month term. If this Agreement Is terminated by Client prior to twelve months, then all payments due and payable under this Agreement will become immediately due and payable to BCC.

                 ARTICLE III-CONTRACTUAL RELATIONSHIP

In performing the services under this agreement, BCC shall operate as, and have the status of, and independent contractor. BCC shall not have authority to enter into any contract binding the Client, or create any obligations on the part of the Client, except as shall be specifically authorized by the Client. The Client and BCC will be mutually responsible for determining the means and the methods for performing the services described In
ARTICLE 1.

                       ARTICLE IV-COMPENSATION

As full consideration for the performance of the basic services described above, the Client shall pay BCC compensation, only upon a $500,000 gross capital infusion into Client, as follows:

(a) Upon successful completion of the merger, or the $500,000 gross capital infusion, whichever comes later, BCC shall be entitled to 4.99% of the stock of the post merged public company. Said stock shall be registered under S-8, or any similar registration statement, or as may be applicable and also shall have piggyback registration rights, if needed.

(b) $6,000 per month consulting fees due and payable in cash or S-8/504 stock of Client, if available (at BCC's option). The initial payment of $6,000 is due and payable upon the $500,000 gross infusion of capital and then the subsequent eleven payments of $6,000 are due monthly on the corresponding anniversary dates. The first six (6) months of payments shall be escrowed from the initial infusion of capital and released from escrow accordingly.

(c) Client shall grant to BCC the right to represent the Client exclusively, for the services described in Article 1, without competition or interference for a period of one hundred eighty
(180) days from the date this Agreement is signed by all Parties.

(d) Client shall grant to BCC the right to appoint one person to the Client's Board of Directors for a period of two (2) years from the date this Agreement is signed by both Parties.

(e) A finders fee on any mergers or acquisitions of Client by, of or through contacts introduced by or through BCC, calculated using the Lehman Formula (See attached Exhibit A). This fee is due and payable in common stock of Client at said merger date. The Lehman Formula will be calculated using the total value of the amount(s) paid for the Acquisition whether in stock, cash, notes, warrants etc.

(f) A 10% Finders Fee and a 2% non accountable Expense Allowance on any and all capital, cash, equity or debt, infused into Client only by or through a contact Introduced by BCC. If such capital comes from a source not introduced to Client by or through BCC then no Finders Fee will be due to BCC however the Expense Allowance will be due and payable to BCC, on all capital raised excluding mergers & acquisitions not introduced by BCC.

(g) Upon presentation of Invoices from BCC, Client shall reimburse BCC for any and ail reasonable and normal business expenses incurred by SCO in connection with the performance of the services provided herein up to the sum of $1,500 per month; provided, however, any expenditures in excess of $1,500 per month will also be reimbursed to BCC as long as BCC has, prior to such expenditure, received the approval of the Client to incur such expenses.

                    ARTICLE V-COMPANY INFORMATION

Since BCC must at all times rely upon the accuracy and completeness of information supplied to it by the Client's officers, directors, agents, and employees, the Client agrees to Indemnify, hold harmless, and defend BCC, its officers, agents or employees at the Clients expense, in any proceeding or suit which may arise out of and/or due to any inaccuracy or incompleteness of such material supplied by the Client to BCC.

                        ARTICLE VI-ASSIGNMENT

This Agreement is intended to be binding upon and shall inure to the benefit of the Parties, their successors and assigns, Specifically, if the reverse merger occurs, this Agreement continues as an obligation of the new entity.

              ARTICLE VII-REPRESENTATIVE AND NOTICES

Notices provided for hereunder shall be in writing and may be served personally to the Client's representative and BCC's representative at their respective place of business or by registered mail to the address of each Party or be transmitted by fax.

            ARTICLE VIII-ARBITRATION/JURISDICTION OF COURT

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the County of Orange, California, U.S.A., in accordance with the rules of the American Arbitration Association there in effect, except that the Parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure and the prevailing Party shall be entitled to, reasonable costs and reasonable attorney's fees from arbitration or any other civil action. Judgment upon the award rendered therein may be entered in any Court having jurisdiction thereof. Jurisdiction for any legal action is stipulated between the Parties to lie In the County of Orange, California, U.S.A.

                     ARTICLE IX-MISCELLANEOUS

This Agreement constitutes the entire agreement between the Client and BCC relating to providing financial services. It supersedes all prior or contemporaneous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof and has been induced by no representations, statements or agreements other than those expressed herein. No agreements hereafter made between the Parties shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party bound thereby.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

GOLFGEAR INTERNATIONAL, INC.


By: /s/ Donald Anderson
Donald Anderson, President


BRIDGEWATER CAPITAL CORPORATION


By: /s/ Jack Thomsen
Jack Thomsen, Chief Financial Officer

GOLFGEAR INTERNATIONAL, INC.

Amount:  $500,000

Instrument:  2 year Senior Convertible Debenture

Registration: Underlying common stock to be registered pursuant to an applicable form of registration (i.e. S-3, SB-2, 504, S-1). The company shall use it's best efforts to file an applicable registration statement within 60 days after the company begins trading.

Coupon: 10% annualized, payable quarterly, due on all unconverted debentures as of the quarterly payment dates. The payment can be, made at the company's discretion either in cash or stock. The underlying stock would be issued at a 30% discount from the previous 5 day average closing bid price on the date of the quarterly calculation. The stock will also have piggyback registration rights.

Proposed Structure: The debenture will be convertible at the lesser of, a share price using shares valued at a private company valuation of $6,000,000 (pre-investment), or a 40% discount from the previous 5 day, from the date of conversion, average closing bid price of the common stock.

Buyback Provision: Anytime prior to the 9 month anniversary date from the signed subscription agreement, the Company shall have the right, in whole or part, to purchase any unconverted debentures from the investor(s) at a 12.5% premium of par value and any accrued interest. If the company redeems the debenture then warrants to purchase $250,000 worth of common stock (on a pro-rata basis), at the original valuation price, shall be issued to the investor(s). The common stock underlying the warrants will have piggyback registration rights.

Closing:  ASAP

GOLFGEAR INTERNATIONAL, INC.


By: /s/ Donald Anderson
Donald Anderson, President
Dated: June 17, 1997